SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE CHEESECAKE FACTORY INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0340466 (I.R.S. Employer Identification No.)

26950 Agoura Road, Calabasas Hills, California 91301
(Address of Registrant’s Principal Executive Offices) (Zip Code)

THE CHEESECAKE FACTORY INCORPORATED
YEAR 2000 PERFORMANCE STOCK OPTION PLAN
(Full title of the plan)

GERALD W. DEITCHLE
EXECUTIVE VICE PRESIDENT, CORPORATE OPERATIONS
AND CHIEF FINANCIAL OFFICER
THE CHEESECAKE FACTORY INCORPORATED
26950 Agoura Road
Calabasas Hills, California 91301
(818) 871-3000
(Name, address and telephone number of agent for service)

With a copy to:
MARK A. BONENFANT, ESQ.
BUCHALTER, NEMER, FIELDS & YOUNGER,
A PROFESSIONAL CORPORATION
601 South Figueroa Street, Suite 2400
Los Angeles, California 90017
(213) 891-0700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share	1,948,400 shares	$39.95	$77,838,580	$ 7,162

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and is calculated based on the closing price of the Company’s Common Stock on The NASDAQ Stock Market on April 23, 2002.

PART II–INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     The information contained in the S-8 Registration Statement filed by The Cheesecake Factory Incorporated, a Delaware corporation (the “Registrant”), Registration File No. 33-88414 filed with the Securities and Exchange Commission on July 24, 1996 (the “1996 Registration”) is incorporated herein by reference. This Registration Statement relates to the Registration of an additional 1,948,400 shares. Of these shares, 1,000,000 are being registered to reflect an increase in the number of shares authorized for issuance under the Registrant’s Year 2000 Performance Stock Option Plan (the “Performance Plan”), which amount does not include shares authorized for issuance as a result of a stock split on June 18, 2001 (these shares being automatically registered pursuant to Rule 416(a)). The balance of the shares being registered represent 948,400 shares repurchased in open market transactions by the Registrant that may be reissued as options under the Performance Plan.

Item 3. Incorporation of Documents by Reference

     The following documents heretofore filed or to be filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K as filed with the Commission for the fiscal year ended January 1, 2002;

(b)	The Registrant’s Registration Statement on Form 8-A, declared effective by the Commission on September 17, 1992.

     All other documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

     The validity of the Common Stock offered hereby will be passed upon for the Registrant by Buchalter, Nemer, Fields & Younger, a Professional corporation, Los Angeles, California.

Item 8. Exhibits

     The information on Item 8 “Exhibits” in the previous S-8 is supplemented as follows:

Exhibit Number	Description of Exhibit
5.1	Opinion of Buchalter, Nemer, Fields & Younger, a Professional Corporation
23.1	Consent of Independent Accountants
23.2	Consent of Buchalter, Nemer, Fields & Younger, a Professional Corporation (included in its opinion filed as Exhibit 5.1)
99.1	Amendment No. 2 to The Cheesecake Factory Incorporated Year 2000 Performance Stock Option Plan.
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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California on this 25th day of April, 2002.

THE CHEESECAKE FACTORY INCORPORATED By: /s/ David Overton —————————————— David Overton Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ David Overton ———————————————— David Overton	Chairman of the Board, President and Chief Executive Officer	April 25, 2002

/s/ Gerald W. Deitchle ———————————————— Gerald W. Deitchle	Executive Vice President, Corporate Operations and Chief Financial Officer	April 25, 2002

/s/ Thomas L. Gregory ———————————————— Thomas L. Gregory	Director	April 25, 2002

/s/ Jerome I. Kransdorf ———————————————— Jerome I. Kransdorf	Director	April 25, 2002

/s/ Wayne H. White ———————————————— Wayne H. White	Director	April 25, 2002
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